EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors:

GenVec, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-164862, No. 333-140373, No. 333-133366, No. 333-123968, No. 333-101963, No. 333-76886, and No.333-193511) and on Form S-8 (File No. 333-208105, No. 333-153694, No. 333-183182, No. 333-183179, No. 333-176215, No. 333-153693, and No. 333-110446) of GenVec, Inc. of our report dated March 9, 2016, with respect to the balance sheets of GenVec, Inc., as of December 31, 2015 and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended which report appears in the December 31, 2015 Annual Report on Form 10-K of GenVec, Inc.

/s/ Stegman & Company

Baltimore, Maryland

March 9, 2016